EXHIBIT 14

                                 CODE OF ETHICS

INTRODUCTION

The Board of Directors (the "Board") of International Building Technologies Group, Inc. (together with its subsidiaries, "International Building Technologies Group" or the "Company") has adopted this Code of Ethics. This Code of Ethics embodies the Company's commitment to conduct business in accordance with applicable law and the highest ethical standards. It is intended to provide guidance to help recognize and deal with ethical issues, to provide a mechanism for the reporting of unethical or unlawful conduct, and to help maintain a culture of honesty and accountability.

This Code of Ethics applies to all directors, officers and employees of International Building Technologies Group. This Code of Ethics must be read in conjunction with the Company's other compliance and employment policies, practices and procedures (as revised from time to time, the "Company Policies"). Although the Company Policies are not part of this Code of Ethics, directors, officers and employees are also required to know, and to abide by, all applicable Company Policies.

Truly ethical business practices require more than a fear of legal consequences or a desire for a good reputation in the business community. Ethical business practices require a clear understanding of right and wrong, and a motivation on the part of our directors, employees and contractors to act at all times in a manner of which they and the Company can be proud. This means adhering to not only the letter but also the spirit of all applicable laws and regulations. The Company defines success to include adherence to a strong set of ethical principles at every step.

This Code of Ethics has been prepared to provide a framework within which to work both legally and ethically. More importantly, this Code of Ethics reflects how we at International Building Technologies Group think and feel about doing business, the values we hold and look for in others and how we want to distinguish ourselves as a company.

UNDERSTANDING THE CODE OF ETHICS; ACCOUNTABILITY

It is the responsibility of each director, officer and employee to carefully read, understand and comply with this Code of Ethics and, as needed, to seek clarification on any point. Individuals who fail to comply with this Code of Ethics, including those who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of dismissal. It is also important to understand that violations of certain of the Company's policies may subject the Company and those involved to civil liability and damages, regulatory sanctions and/or criminal prosecution. Questions regarding any legal or ethical requirements should be directed to one's immediate supervisor or International Building Technologies Group's Chief Compliance Officer.

REPORTING VIOLATIONS; PROTECTION AGAINST RETALIATION

If an individual engages in or becomes aware of any conduct or activity that may violate this Code of Ethics or an applicable law or regulation, it is that individual's responsibility to promptly report the matter by notifying his or her immediate supervisor or International Building Technologies Group's Chief Compliance Officer. An individual may make a report anonymously, but must in any event provide enough information to enable the Company to properly address the matter.

The Company's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters, he or she is encouraged to submit those concerns or complaints to the Chief Compliance Officer or the Board of Directors of the Company. The confidentiality of all such complaints and concerns submitted by employees will be protected, including keeping the identity of the person submitting the complaint anonymous, subject to applicable law, regulation or legal proceedings. Any other complaints received by the Company regarding accounting, internal accounting controls or auditing matters will be forwarded to the Board of Directors for investigation.

No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who

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believes that he or she has been retaliated  against (or threatened or harassed)
in violation of this policy should immediately report the matter to his or her immediate supervisor or the Company's Chief Compliance Officer.

PERSONAL CONFLICTS OF INTEREST

Personal "conflicts of interest" exist any time directors, officers or employees face a choice between their personal interests (financial or otherwise) and the interests of the Company. Conflicts of interest may call into question the Company's integrity. It is therefore crucial that service to the Company not be subordinated to personal gain and advantage and that all directors, officers and employees be accountable for acting in the Company's best interest and for avoiding even the appearance of a conflict. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual's immediate family or household works for a company which is itself in direct competition with or is doing business with the Company) should notify his or her immediate supervisor, or the Company's Chief Compliance Officer. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Chief Compliance Officer.

Potential conflicts of interest involving a director or officer will be reviewed directly by the Board, or an appropriate committee thereof. Potential conflicts involving any other employee of the Company will be reviewed by the Chief Compliance Officer.

In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if they are determined not to be harmful to the Company. Any such determination will be made by the Board in the case of directors or officers, and by the Chief Compliance Officer in the case of other employees.

CORPORATE OPPORTUNITIES

Directors, officers and employees have a duty to the Company to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are discovered through the use of Company property, information or position (other than those approved by the Company). Furthermore, all individuals are prohibited from competing with the Company unless such competition is disclosed to International Building Technologies Group's Chief Compliance Officer and approved in writing in advance.

OUTSIDE AFFILIATIONS, EMPLOYMENT OR ACTIVITIES

Employment and participation in other activities outside of the Company may interfere with an individual's duties as a director, officer or employee of the Company. Service by any employee as a director, trustee or officer (paid, unpaid, elected, appointed or otherwise) of any other company or any charitable, civic, religious, political or educational organization (other than a homeowners association or similar association) requires advance written approval from International Building Technologies Group's Chief Compliance Officer. Moreover, unless specifically requested by International Building Technologies Group, service by any officer or employee on a board or in an advisory position with other companies in the building panel manufacturing industry will not be permissible. International Building Technologies Group's directors should inform the Board prior to accepting an appointment to the board of directors of another company, both to avoid potential conflicts of interest as well as to facilitate discussion as to whether the aggregate number of directorships and attendant responsibilities held by a director would interfere with such director's ability to properly discharge his or her duties to the Company.

SAFEGUARDING COMPANY AND CUSTOMER PROPERTY; PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors, officers and employees are not permitted to take or make unauthorized use of, steal or knowingly misappropriate the property of the Company for the individual's own unauthorized use, the unauthorized use of another or for an improper or illegal purpose. Directors, officers and employees are not permitted to remove, sell, loan, convey or dispose of any record, voucher, money or thing of value belonging to the Company without the Company's written consent. No individual may destroy Company property without proper authorization. Participation in unlawful activities or possession of illegal items or substances, whether or not on Company property or business, may subject the individual to disciplinary action, including the possibility of dismissal.

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PROPRIETARY AND CONFIDENTIAL INFORMATION

During the course of their service with the Company, directors, officers and employees may acquire or be provided access to information regarding the Company's customers, trade practices, systems, marketing or strategic plans, fees and revenues and other knowledge considered proprietary or confidential by the Company or its partners. Director, officers and employees are not permitted to disclose or use, either during or subsequent to their service with the Company, any such information they receive or develop during their service which is considered proprietary or confidential by the Company or its partners, except for authorized business purposes. This includes, but is not limited to, information stored on any computer system as well as proprietary software developed by or for the Company.

Any individual who possesses confidential information has an important responsibility to keep that information confidential within the Company, and to disclose such information internally only on a "need to know" basis. Individuals must be discreet with this information and avoid communicating Company matters in ways that are susceptible to interception or use by third parties.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is each individual's responsibility to know and understand the laws applicable to his or her job responsibilities (including insider trading laws), to comply with both the letter and the spirit of those laws, and to always act with the highest ethical standards of business conduct. Furthermore, individuals must avoid not only actual misconduct but also even the appearance of impropriety. In the case of any questionable conduct, they must consider how they and the Company would be perceived if the conduct were publicized. Each individual should consult with his or her immediate supervisor or International Building Technologies Group's Chief Compliance Officer with any questions concerning any legal or ethical requirements.

EQUAL EMPLOYMENT OPPORTUNITY

International Building Technologies Group is committed to a work environment where individuals are treated with dignity and respect. Equal employment opportunity is an essential part of this commitment. The Company does not discriminate, and will not tolerate discrimination (including harassment), against any employee or applicant for employment on any basis prohibited under applicable law or Company Policy.

FAIR DEALING

The Company expects its directors, officers and employees to compete aggressively in furthering the interests of the Company. It also expects them to do so fairly, ethically and in a manner that fully complies with all applicable laws and regulations. To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing or practice.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is crucial that all books of account, financial statements and records of the Company reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All directors, officers and employees who are involved in the Company's disclosure process are required to know and understand the disclosure requirements applicable to the Company that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that International Building Technologies Group files with or submits to the Securities and Exchange Commission ("SEC"), or otherwise discloses to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in the preparation of the Company's financial statements must prepare those statements in accordance with generally accepted accounting principles and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company.

Furthermore, it is critically important that financial statements and related disclosures be free of material errors. Directors, officers and employees are" prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (including without limitation, the SEC and The NASDAQ Stock Market, Inc.) In that connection, no individual, or any person acting under his or her

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direction,  shall directly or indirectly take any action to coerce,  manipulate, mislead or fraudulently influence any of the Company's auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering the Company's financial statements materially misleading.

WAIVERS AND AMENDMENTS

The Company may waive application of this Code of Ethics to directors, officers and employees in certain limited situations on a case-by-case basis. Any waivers of the provisions of this Code of Ethics for directors or officers may be granted only in exceptional circumstances by the Board. The Company will promptly disclose to its stockholders and in the Company's public filings any such waivers granted to any of its directors or officers and the reason for such waiver. Amendments to this Code of Ethics must also be approved by the Board. It is each individual's responsibility to maintain familiarity with this Code of Ethics as it may be revised from time to time.

ACKNOWLEDGEMENT OF RECEIPT AND UNDERSTANDING

I acknowledge that I have received the International Building Technologies Group, Inc. Code of Ethics and that I have read and understand the standards and or policies that I must uphold. I understand that violations of certain Company policies may subject the Company and those involved to civil liability and damages, regulatory sanctions and/or criminal prosecution. I also understand that if I do not comply with these standards and or policies in the Code of Ethics, my access to Company resources may be revoked, and I may be subject to disciplinary action up to and including discharge.


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